Exhibit 5.1

São Paulo, September 23, 2009.

Gol Linhas Aéreas Inteligentes S.A.

Praça Comte Linneu Gomes, S/N Portaria 3,

Jd. Aeroporto

04626-020 São Paulo, SP

Brazil

Ladies and Gentlemen:

We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Gol Linhas Aéreas Inteligentes S.A. (the “Company”), a corporation organized under the laws of Brazil, in connection with the offer and sale by the Company of preferred shares, including in the form of American Depositary Shares (the “Primary Offering ADSs”), each representing one (1) newly-issued preferred share of the Company, without par value, and the offer and sale by Fundo de Investimento em Participações Asas (the “Selling Shareholder”) of preferred shares, including in the form of American Depositary Shares (the “Secondary Offering ADSs”), each representing one (1) preferred share of the Company, without par value, in accordance with the Underwriting and Placement Agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Shareholder and the Underwriters named therein (the “Underwriters”). An aggregate of additional 5,182,000 of preferred shares, including in the form of American Depositary Shares, each representing one (1) newly-issued preferred share of the Company (the “Optional ADSs” and together with the Primary Offering ADSs and the Secondary Offering ADSs, the “Securities”), may be sold by the Company in connection with the over-allotment option, as contemplated by the Company’s Registration Statement on Form F-3 (No. 333-161528), filed with the Securities and Exchange Commission on August 25, 2009 (as amended on September 23, 2009, the “Registration Statement”).

For the purposes of giving this opinion we have examined and/or relied upon copies of the following documents:

(i)	a final draft of the Underwriting Agreement;

(ii)	a copy of the Registration Statement; and

(iii)	such other documents, stock transfer books and registers, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.

We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil, as of the date hereof and not in respect of any other law.

In giving this opinion we have made the following assumptions:

(i)	that all documents submitted to us in draft form or as facsimile or copy or specimen documents conform to their originals;

(ii)	that all documents submitted to us as originals are authentic;

(iii)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine;

(iv)	that the Underwriting Agreement been validly authorized, executed and delivered by all parties thereto (other than the Company and the Selling Shareholder);

(v)	the capacity, power and authority of, and the fulfillment of all internal authorization procedures by, each of the parties to the Underwriting Agreement (other than the Company and the Selling Shareholder) to execute, deliver and perform its respective obligations in respect of the Underwriting Agreement;

(vi)	that each of the legal entities which are parties to the Underwriting Agreement, (other than the Company and the Selling Shareholder) has been duly organized and established and is validly existing at the date of execution of the Underwriting Agreement;

(vii)	that each of the parties to the Underwriting Agreement (other than the Company and the Selling Shareholder) has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under the Underwriting Agreement;

(viii)	that except as specifically otherwise mentioned there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinions expressed herein;

(ix)	that the Underwriting Agreement (when validly executed) constitute legal, valid and binding obligations of each of the parties thereto, (other than the Company and the Selling Shareholder) enforceable against each of the parties thereto in accordance with their terms; and

(x)	the validity and enforceability under the law of any jurisdiction other than Brazil of those of the Underwriting Agreement as are expressed to be subject to the law of such other jurisdiction and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to any jurisdiction outside Brazil, such performance will not be unlawful under the laws of that jurisdiction.

We have relied upon the representations and warranties made in the Underwriting Agreement by the Company and on certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.

Based on the above assumptions, we are of the opinion that (i) the preferred shares represented by the Primary Offering ADSs and by the Optional ADSs when duly and validly authorized, legally issued and fully paid for, will be non-assessable and (ii) the preferred shares represented by the Secondary Offering ADSs are duly and validly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Underwriting Agreement or the transaction or documents referred to therein.

This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

This opinion is being furnished to you, the Company, shareholders of the Company and potential investors for your benefit in connection with the offering and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Validity of Securities” and “Enforcement of Judgments Against Foreign Persons” in the prospectus constituting a part of the Registration Statement.

/s/ MATTOS FILHO, VEIGA FILHO, MARREY JR. E QUIROGA

ADVOGADOS

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